EXHIBIT (1)(f)


                     STATE STREET RESEARCH SECURITIES TRUST

                    Amendment No. 6 to Master Trust Agreement

                             INSTRUMENT OF AMENDMENT

      Pursuant to Article IV, Sections 4.1 and 4.2 and Article VII, Section 7.3 of the Master Trust Agreement of the State Street Research Securities Trust (the "Trust") dated January 25, 1994 ("Master Trust Agreement"), as heretofore amended, the Master Trust Agreement is hereby amended to establish and designate the series of shares to be known as State Street Research Concentrated Large-Cap Value Fund and State Street Research Tax-Managed Small-Cap Fund, such new series to have the relative rights and preferences set forth in Article IV, Section 4.2, of the Master Trust Agreement.

      This Amendment shall be effective as of August 2, 2000.

      IN WITNESS WHEREOF, the undersigned assistant officer of the Trust hereby adopts the foregoing on behalf of the Trust pursuant to authorization by the Trustees of the Trust.


                                    /s/ Darman A. Wing
                                    -------------------------
                                    Darman A. Wing
                                    Assistant Secretary